Exhibit (l)(33)

FORM OF PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Summit Global Investments, LLC (“Summit”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Summit and Summit hereby purchases one (1) share of the Summit Global Investments Small Cap Low Volatility Fund (the “Fund”) (Class [      ], par value $.001 per share) at price per Share equivalent to the net asset value per share of the Fund as determined on [             ], 2016.

2.  The Company hereby acknowledges receipt from Summit of funds in the amount of $10.00 in full payment for the Share.

3.  Summit represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the [    ] day of [             ], 2016.

THE RBB FUND, INC.

By:
Name: Salvatore Faia
Title President

SUMMIT GLOBAL INVESTMENTS, LLC

By:
Name:
Title: